EXHIBIT 99.1
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Price Offering of $500 Million of 6.875% Senior Notes Due 2031

VALLEY FORGE, Pa. — (BUSINESS WIRE) — May 11, 2026 — UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp. (together with AmeriGas Partners, the “Issuers”) priced their offering of $500,000,000 in aggregate principal amount of 6.875% senior notes due 2031 (the “Notes”) in an offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act.

The Issuers intend to use the net proceeds from the offering, together with $300,000,000 in cash previously received by AmeriGas Partners in connection with an equity contribution by its parent, originally funded by UGI International, LLC, a wholly owned indirect subsidiary of UGI Corporation, and cash on hand, to (i) repurchase any and all of the Issuers’ 5.750% Senior Notes due 2027 (“2027 Notes”) and redeem any such 2027 Notes remaining thereafter, (ii) repurchase up to $175,000,000 aggregate principal amount of the Issuers’ 9.375% Senior Notes due 2028, (iii) repay $150,000,000 in outstanding indebtedness under the intercompany loan between AmeriGas Partners and UGI International, LLC and (iv) pay related fees and expenses. The closing of the offering is expected to occur on or about May 20, 2026, subject to customary closing conditions.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

Cautionary Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Issuers’ expectations regarding the aggregate principal amount of the Notes to be sold and the intended use of proceeds from the offering of the Notes. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the U.S. Securities and Exchange Commission, and in UGI’s and the Issuers’ other communications with investors. UGI and the Issuers disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners

AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 800 million gallons of propane sold annually to over 1.0 million customers from approximately 1,390 locations as of September 30, 2025.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

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